News Release

For Immediate Release:	For More Information,
March 6, 2009	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Announces Reduced Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of $0.08 per share payable April 24, 2009 to shareholders of record as of March 31, 2009.  The prior quarterly dividend rate was $0.19 per share.

“Consistent with our historically conservative approach and in light of current economic conditions, our board of directors has voted to reduce the quarterly dividend,” stated President and Chief Executive Officer Jerry L. Ocheltree.  “First Bank remains a strong and profitable bank, and our earnings thus far in 2009 are in line with expectations.  However, we believe it is prudent to conserve capital during these uncertain times.  On an annualized basis, this reduction will enable the Company to retain an additional $7 million in common equity per year.”

Mr. Ocheltree added “This was a difficult decision, as we know how important dividends are to many of our shareholders.  However, we also believe that our shareholders understand the need to be cautious in this environment.  Last week, FDIC Chairman Sheila Bair stated that even the healthiest banks should consider temporarily suspending or cutting dividends, and we have taken her recommendation seriously.  Additionally, the extra capital will further strengthen our ability to grow market share.”

“We will review future dividend payments each quarter, taking into account economic conditions and financial performance,” Mr. Ocheltree stated.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $2.8 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 74 branches, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

 Please visit our website at www.FirstBancorp.com.  For additional information, please contact:
Mr. Jerry L. Ocheltree
President & Chief Executive Officer
Telephone: (910) 576-6171

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.